EXHIBIT 99.2

ION MEDIA NETWORKS, INC.

RESTRUCTURING TERM SHEET

This term sheet (the “Term Sheet”) describes the principal terms of a restructuring transaction (the “Transaction”) proposed by the Ad Hoc Committee of holders of 13-1/4% Junior Exchangeable Preferred Stock (the “13-1/4% Preferred Stock”), with respect to ION Media Networks, Inc. (together with its affiliates and subsidiaries, “ION” or the “Company”), involving (i) the shares of Common Stock of ION (the “Class A Common Stock” and “Class B Common Stock”) and (ii) the Company’s 13-1/4% Preferred Stock, the Company’s 9-3/4% Convertible Preferred Stock (the “9-3/4% Preferred Stock”) and the Company’s 11% Series B Convertible Exchangeable Preferred Stock (the “Series B Preferred Stock”).

The proposed terms and conditions set forth in this term sheet are intended merely as an outline of certain material terms of a potential transaction and are provided for discussion purposes only and do not constitute an offer, agreement or binding commitment by or on behalf of any party. This term sheet does not include descriptions of all of the terms, conditions and other provisions that would be contained in definitive documentation relating to the proposed Transaction and is not intended to limit the scope of discussion and negotiation of any matters not consistent with the specific matters set forth herein. This term sheet assumes the accuracy of all information regarding the debt and equity capitalization of the Company that has been publicly disclosed. This term sheet is not a binding obligation to consummate the proposed Transaction. Any such obligation will be created only by definitive agreements, the provisions of which will supersede this term sheet.

The Transaction outlined in this term sheet remains subject, in all respects to, among other things, due diligence, execution of definitive transaction documentation mutually acceptable to the parties (the “Definitive Transaction Documents”), entry into satisfactory agreements with Management, the satisfaction of customary terms and conditions, absence of a material adverse change and receipt of FCC approval.

1.	Overview The purpose and effect of the Transaction is to: (i) provide value to the various classes of Preferred Stock in relative order of their stated ranking; (ii) provide a minimum cash value to the holders of Common Stock; (iii) rationalize and de-leverage the Company’s balance sheet; (iv) provide new capital to the Company at Closing; and (v) provide Common Stock currency value for future financings/transactions.

The Transaction will be effected either through: (i) a merger or (ii) a pre-arranged Chapter 11 bankruptcy plan.

2. Treatment of

Constituents All outstanding preferred stock, common stock and options issued by ION will be cancelled and holders thereof will receive new debt, equity interests and/or cash as described below.

First Priority Term Loans	Remains outstanding under existing terms.

First Priority Senior Secured
Floating Rate Notes

Second Priority Senior Secured
Floating Rate Notes

13-1/4% Preferred Stock The 13-1/4% Preferred Stock holders shall receive a combination of:

*	$300,000,000 face amount of New Subordinated Debt, as described on Schedule B, and

*	75% of the initial Shares of new Common Stock, subject to adjustment as described under “Existing Class A Common Stock” below.

Holders of the 13-1/4% Preferred Stock will be provided the option to elect distributions in new Subordinated Debt and/or the new Common Stock. If requests for the Subordinated Debt exceed available amounts, a pro-rata allocation will be made. If requests for the Subordinated Debt are less than the available amount, the requested new Common Stock allocations will be reduced, or less Subordinated Debt will be issued and correspondingly more new Common Stock will be issued.

9-3/4% Preferred Stock The 9-3/4% Preferred Stock holders shall receive:

*	25% of the initial Shares of new Common Stock, subject to adjustment as described under “Existing Class A Common Stock” below.

Series B Preferred Stock The Series B Preferred Stock holders shall receive:

*	5 year warrants to purchase 10% of the fully diluted new Common Stock (the “New Warrants”), as described on Schedule D.

Existing Class A Common

Stock On the effective date of the Transaction, holders of existing Class A Common Stock other than Ineligible Shares (as defined below) shall receive cash in the amount of $1.25 per share, increasing at the rate of 10% per annum from October 1, 2005 through May 7, 2007. Such cash will be obtained from electing holders of 13- 1/4% and 9-3/4% Preferred Stock:

(a)	who will buy new Common Stock from the Company in the case of a merger; or

(b)	who would buy new Common Stock from such holders of existing Class A Common Stock who would have been initially allocated new Common Stock from the 13-1/4% and 9-3/4% Preferred Stock holders’ distributions in the case of a bankruptcy.

“Ineligible Shares” include the shares subject to the Call Right and management shares and options issued on and after November 7, 2005.

3. Management Equity

Participation All existing Class A Common Stock options or other stock-based compensation awards shall be cancelled. In exchange, 5.0% of the fully diluted shares of new Common Stock shall be reserved for restricted stock awards/options to be issued to certain members of senior management as determined by the new Board of Directors post-Closing.

4.	New Money Investment $100,000,000 of New Convertible Subordinated Debt, as described on Schedule C, to be issued pursuant to a rights offering. Certain holders of the 13-1/4% Preferred Stock and the 9-3/4% Preferred Stock (the “Backstop Parties”) will fully backstop the rights offering.

5. Other

A.	Conditions Precedent Among other customary closing conditions for a Transaction of this type, completion of reasonable due diligence, absence of a material adverse change, absence of material litigation seeking to restrain or materially alter the Transaction, FCC approval, entry into satisfactory agreements with Management, no exercise of the NBCU Call Option, approval by the Board of Directors and execution of the Definitive Transaction Documents.

B.	Board of Directors The Board of Directors will be reconstituted at the Closing.

C.	Releases Customary releases for the Board, management and other parties as appropriate.

D.	Fees and Expenses ION will pay the reasonable fees and expenses incurred by Akin Gump Strauss Hauer & Feld LLP, and by Miller Buckfire & Co., LLC, the legal and financial advisors to the Ad Hoc Committee.

E.	Target Effective Date No later than June 30, 2007.

Schedule A

Pro Forma Capital Structure ($MM)

	Outstanding Amount
	9/30/06A	6/30/07E		Transaction	Pro Forma Post
				Adjustments	Transaction
				Relative to	Outstanding Amount
				6/30/07E Amount
First Priority Term Loan	$325.0	$325.0		—	$325.0

First Priority Senior Secured Notes	400.0	400.0		—	400.0

Second Priority Senior Secured Notes	405.0	405.0		—	405.0

Total Senior Debt	$1,130.0	$1,130.0		—	$1,130.0

New Subordinated Debt	—	—		$300.0	$300.0

New Convertible Subordinated Debt	—	—		100.0	100.0

Total Senior & Subordinated Debt	$1,130.0	$1,130.0		$400.0	$1,530.0

13.25% Junior Exchangeable Preferred Stock	$599.7	$664.1		($664.1)	—

9.75% Convertible Preferred Stock	166.8	178.9		(178.9)	—

11% Series B Convertible Exchangeable Preferred Stock	672.7	722.7	(1)	(722.7)	—

Total Senior & Subordinated Debt and Preferred Stock	$2,569.3	$2,695.7		($1,165.7)	$1,530.0

Cash from New Convertible Subordinated Debt Investment	—	—		($100.0)	($100.0)

Net Total Senior & Subordinated Debt and Preferred Stock	$2,569.3	$2,695.7		($1,265.7)	$1,430.0

—
(1) Does not assume any transfer of Series B Preferred Stock to existing common shareholders.

Schedule B
Term Sheet for the New Subordinated Debt

Face Amount	$300,000,000.
Issuer	ION.
Initial Holders	Holders of the 13-1/4% Preferred Stock.
Ranking	Junior to the First Priority Term Loans due 2012, the First Priority Senior Secured Floating
Rate Notes due 2012 and the Second Priority Senior Secured Floating Rate Notes due 2013 (the “Senior
Debt Securities”) and pari-passu with the New Convertible Subordinated Debt.
Maturity	July 2014.
Interest	11 1/2% annual simple interest coupon if cash pay, or 12 1/2% if PIK, payable quarterly in arrears, in cash or PIK, at ION’s option. In the event ION issues additional cash pay subordinated debt (other than the New Convertible Subordinated Debt), ION’s PIK option shall terminate.
Call Protection	New Subordinated Debt shall not be callable prior to maturity.
Conversion	New Subordinated Debt shall not be convertible.
Transferability	New Subordinated Debt shall be freely transferable, subject to applicable securities law. In the event not freely tradeable at Closing, typical registration rights will be provided.
Other Terms	The indenture shall contain customary covenants, including, but not limited to, debt incurrence, asset sales, anti-layering and restricted payment provisions, and events of default provisions to be negotiated by the parties and shall be consistent with the indentures for the
Senior Debt Securities.

Schedule C
Term Sheet for the New Convertible Subordinated Debt

Face Amount	$100,000,000.
Issuer	ION.
Initial Holders	Certain holders of the 13-1/4% Preferred Stock and the 9-3/4% Preferred Stock.
Ranking	Junior to the Senior Debt Securities and pari-passu with the New Subordinated Debt.
Maturity	July 2014.
Interest	6% annual simple interest coupon, payable quarterly in arrears, in cash.
Call Protection	New Convertible Subordinated Debt shall not be callable prior to maturity.
Conversion	New Convertible Subordinated Debt shall be convertible at any time, at the holders’
option, into shares of new Common Stock at a conversion price equal to 130% of the initial price per share of the new Common Stock on the effective date of the Transaction.
Transferability	New Convertible Subordinated Debt shall be freely transferable, subject to applicable securities law. In the event not freely tradeable at Closing, typical registration rights will be provided.
Other Terms	The indenture shall contain customary covenants, including, but not limited to, debt incurrence, asset sales, anti-layering and restricted payment provisions, and events of default provisions to be negotiated by the parties and shall be consistent with the indentures for the Senior Debt Securities.

Schedule D
Term Sheet for the New Warrants

Issuer	ION.

Initial Holders Holders of the Series B Preferred.

Term	5 years beginning on the issuance date (the “Warrant Period”).

Underlying Securities	A number of shares of new Common Stock, equal to 10% of the fully diluted new Common Stock, taking into account full conversion of the Convertible Subordinated Debt, any options issued to
Management and the exercise of the New Warrants.

Warrant Exercise	The holder(s) may exercise the New Warrants in whole or in part at any time prior to the expiration of the Warrant Period.

Exercise Price A price per share based upon a $2.2 billion enterprise value of the Company. Such exercise price may be payable by the holder in cash or in shares of new Common Stock on a net basis.

Adjustments to Exercise Price	The exercise price of the New Warrants and number of shares underlying the New Warrants shall be subject to customary adjustments for stock splits, dividends, recapitalizations and similar events.

Transferability	The New Warrants shall be freely transferable, subject to applicable securities laws.

Other Terms	The New Warrants shall contain customary terms to be negotiated by the parties.